Exhibit 10.29

United Technologies Corporation

Long Term Incentive Plan

Stock Appreciation Right

Schedule of Terms

This Schedule of Terms describes the material features of the recipient’s Stock Appreciation Right Award (“Award”) granted under the United Technologies Corporation 2005 Long Term Incentive Plan as amended and restated on April 9, 2008 (the “LTIP”). The Award is subject to this Schedule of Terms and the terms, definitions, and provisions of the LTIP. The LTIP Prospectus contains detailed information about the LTIP and this Award.

Stock Appreciation Right Award

A Stock Appreciation Right (a “SAR”) provides the recipient with the right to the appreciation in the common stock of the Corporation (“Common Stock”) measured from the date of grant to the date of exercise.

Acknowledgement of Award

The number of SARs awarded and the SAR grant price are set forth in the Statement of Award. The recipient must acknowledge and accept the terms and conditions of the SAR Award by signing and returning the designated portion of the Statement of Award to the Stock Plan Administrator by the specified due date.

Exercise Price (or “Grant Price”)

The Grant Price represents the Fair Market Value of the Corporation’s Common Stock on the date of grant. Fair Market Value means, as of any given date, the closing price of the Corporation’s Common Stock on the New York Stock Exchange.

Vesting and Expiration

The vesting and expiration dates are each set forth in the Statement of Award. SARs may be exercised on or after the vesting date until the earlier of:

(i)	the expiration date specified in the Statement of Award, at which time the SARs and all associated rights lapse; or

(ii)	the last day permitted following termination of employment as specified in “Termination of Employment” (see next page).

In the event of certain types of misconduct, awards may be forfeited, including vested awards and prior gains realized from exercises. See “Forfeiture of Interest and Recoupment of Gains Realized from Prior Awards” on page 4.

Exercise and Payment

While employed, SARs may be exercised on or after the vesting date until the expiration date using the method prescribed by the Corporation. Unexercised SARs will expire without value on the expiration date. The gross value realized upon the exercise of a SAR will equal the difference between the price at the time of exercise, and the Grant Price. The recipient will generally receive shares of Common Stock upon exercise. SARs may be paid in cash where local law restricts the distribution of Common Stock.

It is the responsibility of the recipient, or a designated representative, to track the expiration of their Award and exercise SARs in a timely manner. The Corporation assumes no responsibility for and will make no adjustments with respect to SARs that expire unexercised. Any communication from the Plan Administrator or the Corporation to the recipient with respect to expiration is provided as a courtesy only.

Termination of Employment

There are different provisions based on the circumstances associated with the recipient’s termination of employment.

Retirement. The recipient is eligible for retirement (including “Rule of 65”) under this Award if the recipient is:

(i) age 65 on date of termination;

(ii) at least age 55 with 10 or more years of continuous service as of the date of termination; or

(iii) meets the “Rule of 65.” The recipient qualifies for the Rule of 65 if termination of employment occurs after age 50, but before age 55, and the sum of age and continuous service adds up to 65 or more.

Following retirement, including termination under the Rule of 65, vested SARs (i.e., those held for at least three years while continuously employed) may be exercised for three years following the date of retirement or until the expiration of the SAR, whichever is earlier. Unvested SARs that have been held for at least one year prior to the date of retirement will vest as of the date of retirement and may be exercised for three years thereafter (but not beyond the expiration date).

However, if retirement occurs on or after age 55 and the Corporation consents to the recipient’s retirement, vested SARs may be exercised SARs for their full term until the expiration date. Such consent will be at the sole discretion of the Corporation based on its ability to effectively transition the recipient’s responsibilities as of the retirement date and such other factors as it may deem appropriate.

Service used to determine eligibility for retirement or the Rule of 65 will be based on continuous service recognized under the rules of the UTC retirement plan.

In all cases, SARs held for less than one year as of the date of retirement or termination under the Rule of 65 will be cancelled without value.

Termination. If termination occurs before retirement or reaching the Rule of 65, vested SARs may be exercised for up to 90 days (or until the expiration of the SAR, if earlier) from the date employment with UTC is terminated, whether voluntary or involuntary, including layoff. All unvested SARs are cancelled as of the termination date.

Disability. If employment terminates by reason of disability, vested SARs may be exercised for up to three years from the date of termination (or until the expiration of the SAR, if earlier). Unvested SARs will vest as scheduled and may then be exercised for three years following the vesting date.

Death*. If the recipient dies while an active employee, all unvested SARs immediately vest. The estate will have one year from the date of death to exercise all outstanding SARs. If death occurs following termination of employment, the estate has one year from the date of death in which to exercise all SARs outstanding as of the date of death.

*Different tax rules may apply when the estate or heir exercises the deceased employee’s SARs.

Rehire. If the recipient terminates employment and is then rehired by the Corporation within 90 days, unexercised vested SARs and unvested SARs that were cancelled because of the termination of employment will be reinstated. Unexercised SARs that received accelerated vesting at termination will be subject to the original vesting schedule upon rehire. If the recipient is rehired by the Corporation after the 90 day period immediately following the date of termination, cancelled SARs will not be reinstated.

Forfeiture of Interests and Recoupment of Gains Realized from Prior Awards

SARs, whether or not vested, shall be forfeited and the recipient will be obligated to repay gains realized from the exercise of SARs under the following circumstances:

(i)	Termination of Employment for Cause;

(ii)	A restatement of financial results attributable to the recipient’s actions, whether intentional or negligent;

(iii)	If within three years following any Termination of Employment, the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”) or the Corporation determines that the recipient engaged in conduct before the recipient’s termination date that would have constituted the basis for a Termination of Employment for Cause;

(iv)	If at any time during the twenty-four month period immediately following any Termination of Employment, the recipient:

(A)	solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Corporation (other than a person performing secretarial or similar services) or who was so employed or engaged during the three month period preceding such solicitation; or

(B)	publicly disparages the Corporation or any of its officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests of the Corporation or such individuals; or

(v)	If at any time during the twelve month period following any Termination of Employment, the recipient becomes employed by, consults for or otherwise renders services to any business entity or person engaged in activities that compete with the Corporation or the business unit that employed the recipient, unless the recipient has first obtained the consent of the Committee. A recipient shall be deemed to have been employed by each business unit that employed the recipient within the two-year period immediately prior to the date of the Termination of Employment.

Adjustments

If the Corporation effects a Common Stock split or other capital adjustment, the number of SARs (and, if applicable, the exercise price) will be adjusted in the same manner and to the same extent as shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation such as the payment of a special dividend (other than regular quarterly dividends); the spin-off of a subsidiary; a merger; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments will be made to the terms of outstanding awards as the Committee determines to be necessary or appropriate to prevent either an increase or decrease in the value of SARs relative to Common Stock or the dilution or enlargement of the rights of recipients.

Change of Control

In the event of a change of control or restructuring of the Corporation, the Committee may (in its sole discretion) take actions to assure fair and equitable treatment of LTIP recipients. Such actions may include acceleration of the Vesting Date or offering to purchase an Award for its equivalent cash value (as determined by the Committee).

Awards Not to Affect or Be Affected by Certain Transactions

SAR Awards do not limit the right or power of the Corporation or its shareowners to enter into transactions that may affect Common Stock and the value of this Award; examples include: (a) changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Taxes/Withholding

Recipients are responsible for any income or other tax liability attributable to any Award. Additional details on tax treatment are provided in the LTIP Prospectus. The recipients are encouraged to consult with their personal tax advisor(s). The Corporation will comply with all tax reporting and withholding requirements and has the right to deduct tax withholding from any payment or delivery of shares due to the recipient or from a recipient’s regular compensation.

Nonassignability

No assignment or transfer of any right or interest of a recipient in any SAR, whether voluntary or involuntary, by operation of law or otherwise, will be permitted except by will or the laws of descent and distribution.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation or the business unit employing the recipient. Any gains realized pursuant to such Awards constitute a special incentive payment to the recipient and will not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit.

Administration

Under the LTIP, subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant SAR Awards, and has further delegated the authority to administer and interpret such Awards to the Senior Vice President, Human Resources and Organization, and to such subordinates as he or she may further delegate. Awards to employees of the Corporation who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Corporation’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee.

Data Privacy

The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Corporation and to outside service providers. Acceptance of an Award constitutes consent by the recipient to the transmission of information related to the administration of Awards and the LTIP.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTIP. Any question concerning administration or interpretation arising under the Schedule of Terms or any Statement of Award will be determined by the Committee or the Senior Vice President, Human Resources and Organization, and their determination will be final and conclusive upon all parties in interest.

Additional Information

Questions concerning the Plan or awards and requests for Plan documents can be directed to:

Stock Plan Administrator

United Technologies Corporation

1 Financial Plaza, MS 504

Hartford, CT 06101

stockoptionplans@utc.com

The Corporation and/or its approved Stock Plan Administrator will send any Award-related communications to the recipient’s email address or physical address on record. It is the responsibility of the recipient to ensure the address on record is up-to-date and accurate at all times to ensure delivery of Award-related communications.